Exhibit 3.4

AMENDMENT NO. 1 TO
AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT
OF
OCI RESOURCE PARTNERS LLC
November 5, 2015
This Amendment No. 1 (this “Amendment”) to the Amended and Restated Limited Liability Company Agreement of OCI Resource Partners LLC (the “Company”), dated as of September 18, 2013 (the “LLC Agreement”) is hereby adopted effective as of the date hereof by OCI Wyoming Holding Co., a Delaware corporation (the “Sole Member”), as the sole member of the Company. Capitalized terms used but not defined herein have the respective meanings given to such terms in the LLC Agreement. Each reference to “hereof,” “herein,” “hereunder,” “hereby” and “this Agreement” in the LLC Agreement shall, from and after the effective date of this Amendment, refer to the LLC Agreement as amended by this Amendment.
WHEREAS, Section 11.5 of the LLC Agreement provides that the LLC Agreement may be amended only by a written instrument executed by the Sole Member; and
WHEREAS, acting pursuant to the power and authority granted to it under Section 11.5 of the LLC Agreement, the Sole Member has determined to amend the LLC Agreement to, among other things, change the name of the Company.
NOW THEREFORE, the Sole Member does hereby amend the LLC Agreement as follows:
Section 1. Amendments.

(a)	The definition of “Partnership” in Section 1.1 of the LLC Agreement is hereby deleted in its entirety and the following definition shall be substituted in its place:
“Partnership” means Ciner Resources LP, a Delaware limited partnership.

(b)	The definition of “Partnership Agreement” in Section 1.1 of the LLC Agreement is hereby deleted in its entirety and the following definition shall be substituted in its place:
“Partnership Agreement” means the First Amended and Restated Agreement of Limited Partnership of Ciner Resources LP, dated as of September 18, 2013, as amended, supplemented or restated from time to time.

(c)	Section 2.2 of the Partnership Agreement is hereby deleted in its entirety and the following shall be substituted in its place:

“Name. The name of the Company is “Ciner Resource Partners LLC” and all Company business must be conducted in that name or such other names that comply with applicable law as the Board or the Sole Member may select.”

(d)	All other references to “OCI Resource Partners LLC” in the LLC Agreement shall be deemed to refer to “Ciner Resource Partners LLC.

(e)	All references to “OCI Wyoming Holding Co.” in the LLC Agreement shall be deemed to refer to “Ciner Wyoming Holding Co.”
Section 2. Except as expressly modified and amended herein, the LLC Agreement shall remain unchanged and in full force and effect.
Section 3. This Amendment shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of law.

[Signature page follows]

IN WITNESS WHEREOF, this Amendment has been executed as of the date first above written.

SOLE MEMBER:
OCI WYOMING HOLDING CO.

By: /s/ Kevin Kremke
Name: Kevin Kremke
Title: Chief Financial Officer

Amendment to OCI Resource Partners LLC
Amended and Restated Limited Liability Company Agreement